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                                                                       EXHIBIT 5

10th Floor, Brunswick House    Correspondence:   Telephone:  506.632.1970
44 Chipman Hill                P.O. Box 7289     Fax:        506.652.1989
Saint John, NB                 Postal Station A  saint-john@smss.com
Canada E2L 2A9                 Saint John, NB    www.smss.com
                               Canada E2L 4S6

April 10, 2000

GSI Lumonics Inc.
105 Schneider Road
Kanata, Ontario
Canada   K2K 1Y3

Ladies and Gentlemen:

We have acted as New Brunswick counsel to GSI Lumonics Inc. (the "Company") in connection with the registration of up to 4,600,000 common shares (the "Shares") of the Company, inclusive of an over-allotment option, under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3,as amended (the "Registration Statement"), filed with the United States Securities and Exchange Commission pursuant to an Underwriting Agreement dated on or about April 11, 2000 (the "Underwriting Agreement").

In rendering the opinion below, we have examined originals or copies certified or otherwise identified to our satisfaction of all such records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination we have assumed and have not verified that the signatures on all documents which we have examined are genuine, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

Based on the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that when the Shares have been issued and sold by the Company as contemplated in the Registration Statement and the Underwriting Agreement referred to therein against payment of the purchase price contemplated therein, they will constitute legally issued, fully paid and nonassessable shares of the Company's common stock.

The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the section of the Registration Statement entitled "Legal Matters".

Yours truly,

STEWART McKELVEY STIRLING SCALES